EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction Of Incorporation
Skyworks Global Pte. Ltd.	Singapore
Skyworks International Investments, LLC	Delaware
Skyworks Ireland Limited	Ireland
Skyworks Luxembourg S.A.R.L	Luxembourg
Skyworks Semiconductor	France
Skyworks Solutions Commercial Co., Ltd. (Shenzhen)	Shenzhen
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Beijing Branch	Beijing
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Shanghai Branch	Shanghai
Skyworks Solutions Company, Limited	Japan
Skyworks Solutions de Mexico, S de R.L. de C.V.	Mexico
Skyworks Solutions (Hong Kong) Limited	Hong Kong
Skyworks Solutions Ireland Limited	Ireland
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Mauritius, Limited	Mauritius
Skyworks Solutions Oy	Finland
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Malaysia Branch	Malaysia
Advanced Analogic Technologies Incorporated	Delaware
Advanced Analogic Technologies (China), Inc.	Peoples Republic of China
Axiom Microdevices, Inc.	Delaware
ICWave, LLC	Massachusetts
Isolink, Inc.	California
Quantance, Inc.	Delaware
SiGe Semiconductor, Inc.	Delaware
SiGe Semiconductor Inc.	Canada
SiGe Semiconductor (U.S.), Corp.	Delaware
SiGe Semiconductor (Europe) Limited	United Kingdom
SiGe Semiconductor (Hong Kong) Limited	Hong Kong
Trans-Tech, Inc.	Maryland
Skyworks Panasonic Filter Solutions Japan Co., Ltd. (66% owned joint venture)	Japan
Skyworks Panasonic Filter Solutions Singapore Pte Ltd. (wholly-owned by Skyworks Panasonic Filter Solutions Japan Co., Ltd.)	Singapore